EXHIBIT (h)(6)(a)

                                  FORWARD FUNDS

                          ADMINISTRATIVE SERVICES PLAN
                            FOR INVESTOR CLASS SHARES
                                       OF
                                 ACCESSOR SERIES

         Forward Funds (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940 (the "Act"). This Plan refers to the Investor Class ("Investor Class Shares") shares of the portfolios of the Trust in the Accessor series identified in Appendix A hereto (each a "Fund" and collectively, the "Funds"). Appendix A may be amended from time to time as provided herein.

SECTION 1.   SERVICE AGREEMENTS; ANNUAL FEES

         Administrative  Services  Agreements.  The Trust is authorized to enter into administrative services agreements on behalf of the Funds (the "Administrative Services Agreements") with financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") who provide administrative, recordkeeping and support servicing to their customers who may from time to time beneficially own Investor Class Shares of the Funds as set forth in this Administrative Services Plan.

         Administrative Services Fee. Each Fund will pay directly to Service Organizations a non-distribution related administrative services fee ("Administrative Services Fee") under the Administrative Services Plan at an annual rate of up to 0.25% of the average daily net assets of the Investor Class Shares of a Fund beneficially owned by the clients of Service Organizations. No Fund shall directly or indirectly pay any distribution or personal service related amounts under the Administrative Services Plan. Any distribution or personal service related amounts will be paid under the Trust's Distribution and Service Plan for Investor Class Shares of Accessor Series.

         Adjustment to Fees. The Investor Class Shares of any Fund may pay an Administrative Services Fee at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board and approved in the manner specified in
Section 3 of this Plan.

         Payment of Fees. The Administrative Services Fees will be calculated and accrued daily and paid monthly, or at such other interval as the Board may determine, by each Fund with respect to the Investor Class Shares at the annual rate indicated above.

SECTION 2.   EXPENSES COVERED BY THE PLAN

         Administrative Services Fees may be used for payments to Service Organizations who

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provide  administrative,  recordkeeping and support servicing to their customers who may from time to time beneficially own Investor Class Shares of a Fund, which, by way of example, may include: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from a Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders other accounts serviced by such financial institution; (iv) arranging for bank
wires;   (v)  providing   transfer  agent  or   sub-transfer   agent   services,
recordkeeping, custodian or subaccounting services with respect to shares beneficially owned by shareholders, or the information to a Fund necessary for such services; (vi) if required by law, forwarding shareholder communications from a Fund (such as proxies, shareholder reports, annual and semi-annual
financial   statements   and   dividend,   distribution   and  tax  notices)  to
shareholders; (vii) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with our service contractors; or (viii) providing such other similar services, which are not considered "service fees" as defined in Financial Industry Regulatory Authority (FINRA) Rule 2830(b)(9), as a Fund may reasonably request to the extent the Service Organization is permitted to do so under applicable laws, statutes, rules and regulations, provided, however, if the FINRA adopts a definition of "service fee" for purposes of Rule 2830 of the FINRA Conduct Rules that differs from the definition of "service fee" as presently used, or if FINRA adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the FINRA definition.

SECTION 3.   APPROVAL OF BOARD

         This Administrative Services Plan must be approved by a majority of the Board ("Board Approval") and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Administrative Services Plan ("Disinterested Trustee Approval"), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

SECTION 4.   CONTINUANCE OF THE ADMINISTRATIVE SERVICES PLAN

         This Administrative Services Plan may continue in effect for longer than one year after its initial implementation only as long as such continuance is specifically approved at least annually by Board Approval and by
Disinterested Trustee Approval, cast in person at a meeting called for the purpose of voting on this Administrative Services Plan.

SECTION 5.    TERMINATION

         This Administrative Services Plan may be terminated at any time with respect to a Fund, without the payment of any penalty, by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Administrative Services Plan or any agreement related to the implementation of the Administrative Services Plan, cast in person at a meeting called for the purposes of voting on such termination. The

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Administrative Services Plan may remain in effect with respect to a Fund even if the  Administrative  Services Plan has been  terminated in accordance  with this
Section 5 with respect to any other Fund.

SECTION 6.    AMENDMENTS

         This Administrative Services Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval.

SECTION 7.    WRITTEN REPORTS

         In each year during which the Administrative Services Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Administrative Services Plan will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports which set out the amounts expended under the Administrative Services Plan and the purposes for which those expenditures were made.


DATE:   SEPTEMBER 1, 2008

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                                   APPENDIX A

                       To the Administrative Services Plan
                            For Investor Class Shares
                                       Of
                                 Accessor Series

                                September 1, 2008


Accessor Growth Fund
Accessor Value Fund
Accessor Small to Mid Cap Fund
Accessor International Equity Fund
Accessor Intermediate Fixed-Income Fund
Accessor Short-Intermediate Fixed-Income Fund
Accessor Mortgage Securities Fund
Accessor High Yield Bond Fund
Accessor U.S. Government Money Fund
Accessor Income Allocation Fund
Accessor Income and Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth and Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund